Exhibit 4.32

CONFIDENTIAL

EQUITY TRANSFER AGREEMENT

by and among

Shenzhen Onething Technology Co., Ltd.

and

Shenzhen Xunlei Networking Technologies Co., Ltd.

Wuhan Kingsoft Cloud Information Technology Co., Ltd.

Shenzhen Xinghan Zhilian Technology Co., Ltd.

and

other relevant parties

Dated March 3, 2026

i

ii

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (“Agreement”) is entered into on March 3, 2026 (“Signing Date”) by and among the following parties in the PRC:

(1)Shenzhen Onething Technology Co., Ltd. (“Company”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Room 0610-E13, Port Building, Maritime Center, No. 59 Linhai Avenue, Nanshan Subdistrict, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen;
(2)Li Hao (“CEO”), a PRC citizen, ID No. ******************, residing at Room 10, Unit 6, 4th Floor, Building 2, Courtyard No. 4, Yumin Road, Chaoyang District, Beijing;
(3)Liu Yingqiao, a PRC citizen, ID No. ******************, residing at 7-8/F, Building 11, Shenzhen Software Park, No. 2 Gaoxin Zhongsan Road, Nanshan District, Shenzhen;
(4)Wu Lei, a PRC citizen, ID No. ******************, residing at No. 20110401, Talent Service Center, No. 73 Xisihuan North Road, Haidian District, Beijing; (together with Li Hao and Liu Yingqiao, “Key Management”);
(5)other entities listed in Annex 1 (List of Group Companies) to this Agreement, other than the Company;
(6)Shenzhen Xunlei Networking Technologies Co., Ltd. (“Xunlei” or “Seller”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Rooms 2101–2107, Xunlei Building, No. 3709 Baishi Road, Gaoxin Community, Yuehai Subdistrict, Nanshan District, Shenzhen;
(7)Wuhan Kingsoft Cloud Information Technology Co., Ltd. (“Kingsoft Cloud”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Floor 2, Building 5, Phase I of Wuhan Headquarters Project of Kingsoft Group (Plot 11), No. 306 Optics Valley 4th Road, East Lake High-tech Development Zone, Wuhan, Hubei Province; and
(8)Shenzhen Xinghan Zhilian Technology Co., Ltd. (“Xinghan Zhilian”), a limited liability company duly organized and validly existing under the laws of the PRC, with its registered address at Room 0610-E51, Port Building, Maritime Center, No. 1167 Yihai Avenue, Nanshan Subdistrict, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen.

The above parties shall be referred to herein collectively as the “Parties,” and each individually as a “Party.”

For the purposes of this Agreement:

(a)	Nanjing Kehui Zhitou Information Technology Partnership (Limited Partnership),

Nanjing Yimang Yuelian Information Technology Partnership (Limited Partnership), Nanjing Yuxin Jike Information Technology Partnership (Limited Partnership), and Nanjing Zhihui Yuandong Information Technology Partnership (Limited Partnership), individually or collectively, shall be referred to as the “Employee Shareholding Platforms”;

(b)	Xinghan Zhilian and the Key Management, individually or collectively, shall be referred to as the “Management Shareholders”;
(c)	Kingsoft Cloud and Xinghan Zhilian, individually or collectively, shall be referred to as the “Investors.” For the avoidance of doubt, Xinghan Zhilian shall be deemed an Investor under this Agreement solely with respect to its acquisition of RMB 114 million in registered capital of the Company through the Xinghan Zhilian Equity Transfer Transaction (as defined below), and Kingsoft Cloud shall be deemed an Investor under this Agreement solely with respect to its acquisition of RMB 76 million in registered capital of the Company through the Kingsoft Cloud Equity Transfer Transaction (as defined below).

RECITALS

WHEREAS, as of the Signing Date, the registered capital of the Company is RMB 380 million, and the existing shareholders collectively hold 100% of the equity interests in the Company. Details of the Company and the shareholding percentages of the existing shareholders as of the Signing Date are set forth in Schedule A;

WHEREAS, the Company is principally engaged in content delivery network (CDN) and acceleration services based on edge computing, AI computing power platform services, and other related businesses (“Principal Business”);

WHEREAS, the Seller intends to: (1) transfer 20% of the equity interest in the Company (corresponding to RMB 76 million in registered capital of the Company, which has been fully paid in) to Kingsoft Cloud at a consideration of RMB 50 million (such transaction, “Kingsoft Cloud Equity Transfer Transaction”); and (2) transfer 30% of the equity interest in the Company (corresponding to RMB 114 million in registered capital of the Company, which has been fully paid in) to Xinghan Zhilian at a consideration of RMB 75 million (such transaction, “Xinghan Zhilian Equity Transfer Transaction,” together with the Kingsoft Cloud Equity Transfer Transaction, the “Transaction”), and the Investors intend to purchase such equity interests from the Seller. The shareholding structure of the Company upon completion of the Transaction is set forth in Schedule B.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

Section 1   Definitions

Section 1.01 Definitions

Terms used in this Agreement shall have the meanings set forth in Schedule C.

Section 1.02Rules of Interpretation

(a)References to “this Agreement,” “hereof,” “herein,” “hereunder,” and similar expressions shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections and Subsections are to Sections and Subsections of this Agreement, unless otherwise specified;

(b)The word “including” shall be deemed to mean “including but not limited to”;

(c)The headings and titles in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(d)All defined terms used in any certificate or other document delivered pursuant to this Agreement shall have the meanings ascribed to them herein unless otherwise defined therein;

(e)Any reference in this Agreement to any law, agreement, instrument, or other document shall mean such law, agreement, instrument, or document as amended, supplemented, or otherwise modified from time to time;

(f)The terms “written” or “in writing” and similar expressions shall mean any form of visible reproduction, including printing, typing, or electronic transmission; and

(g)References to any Person shall include such Person’s successors and permitted assigns.

Section 2   Equity Transfer

Section 2.01Equity Transfer

Subject to the terms and conditions of this Agreement, upon the Closing of the Transaction:

(a)The Seller shall transfer to Kingsoft Cloud equity interests in the Company corresponding to RMB 76 million in registered capital, free and clear of any encumbrances (“Kingsoft Cloud Sale Equity”), and shall transfer to Xinghan Zhilian equity interests in the Company corresponding to RMB 114 million in registered capital, free and clear of any encumbrances (“Xinghan Zhilian Sale Equity,” together with the Kingsoft Cloud Sale Equity, “Sale Equity”), and the Investors agree to acquire such Sale Equity.

(b)From and after the Closing of the Transaction, all equity interests in the Company shall be held by the shareholders in accordance with their respective shareholding ratios as set forth in Schedule B, provided that where the Shareholders’ Agreement or any other Transaction Document contains specific provisions regarding the rights of the Investors, such provisions shall prevail.

(c)The Parties acknowledge and agree that, with respect to each Investor, its obligation to pay the applicable Transfer Consideration and the corresponding Closing shall be separate. One of the conditions precedent to Kingsoft Cloud’s performance of its Closing obligations shall be the completion of the Xinghan Zhilian Equity Transfer Transaction in accordance with this Agreement; however, Xinghan Zhilian’s performance of its Closing obligations shall not be conditional upon the Closing of the Kingsoft Cloud Equity Transfer Transaction.

Section 2.02Transfer Consideration

Subject to the terms and conditions of this Agreement, as consideration for the Kingsoft Cloud Equity Transfer Transaction, Kingsoft Cloud shall pay the Seller an aggregate amount of RMB 50 million (“Kingsoft Cloud Transfer Consideration”). As consideration for the Xinghan Zhilian Equity Transfer Transaction, Xinghan Zhilian shall pay the Seller an aggregate amount of RMB 75 million (“Xinghan Zhilian Transfer Consideration,” together with the Kingsoft Cloud Transfer Consideration, “Transfer Consideration”). For the avoidance of doubt, the Transfer Consideration set forth above is inclusive of all applicable taxes.

Section 2.03Payment of Transfer Consideration

Xinghan Zhilian shall, within ten (10) Business Days after the execution date of this Agreement and on the Closing Date of the Xinghan Zhilian Equity Transfer Transaction, respectively remit twenty percent (20%) of the Xinghan Zhilian Transfer Consideration (i.e., RMB 15 million, “First Xinghan Zhilian Payment”) and eighty percent (80%) of the Xinghan Zhilian Transfer Consideration (i.e., RMB 60 million, “Second Xinghan Zhilian Payment”) by wire transfer of immediately available RMB funds to the following bank account of the Seller, or such other account as may be designated in writing by the Seller at least ten (10) Business Days prior to the Closing Date of the Transaction and confirmed by Xinghan Zhilian. The payment of the First Xinghan Zhilian Payment shall be referred to as the “First Xinghan Zhilian Payment,” and the payment of the Second Xinghan Zhilian Payment shall constitute the “Xinghan Zhilian Closing.” The form of the closing payment notice for the Xinghan Zhilian Equity Transfer Transaction is set forth in Schedule F.

Kingsoft Cloud shall, on the Closing Date of the Kingsoft Cloud Equity Transfer Transaction, remit the full amount of the Kingsoft Cloud Transfer Consideration by wire transfer of immediately available RMB funds to the following bank account of the Seller, or such other account as may be designated in writing by the Seller at least ten (10) Business Days prior to the Closing Date of the Transaction and confirmed by Kingsoft Cloud (“Kingsoft Cloud Closing,” together with the Xinghan Zhilian Closing, individually or collectively, “Closing”). The form of the closing payment notice for the Kingsoft Cloud Equity Transfer Transaction is set forth in Schedule F.

Seller’ Bank Account Information:

Account Name: Shenzhen Xunlei Networking Technologies Co., Ltd.

Account Number: 755901747310602

Bank: China Merchants Bank, Shenzhen Shekou Sub-branch

Section 3   Closing

Section 3.01Conditions to the Seller’s Obligations to Effect the Closing

The obligation of the Seller to consummate the Transaction shall be subject to the satisfaction or written waiver by the Seller, on or prior to the Closing of the Transaction, of each of the following conditions:

(a)Representations, Warranties and Covenants. The representations and warranties of the relevant Investors set forth in this Agreement shall be true and accurate in all respects as of the date of this Agreement and as of the Closing Date of the Transaction (except for those representations and warranties that expressly relate to a specified date, which shall be true and accurate as of such specified date), and all covenants and agreements required to be performed by the relevant Investors under this Agreement on or prior to the Closing Date of the Transaction shall have been duly performed;

(b)Transaction Documents. Each Party to the Transaction Documents (other than the Seller) shall have duly executed and delivered to the Seller each Transaction Document to which it is a party in connection with the Closing of the Transaction;

(c)Approval of the Transaction. The board of directors of the Seller and the board of directors and audit committee of Xunlei Limited shall have adopted resolutions approving the execution and performance of the Transaction Documents by the Seller in connection with the Transaction;

(d)The Key Employees and the relevant Group Companies shall have entered into employment agreements, confidentiality agreements, non-compete agreements and intellectual property ownership agreements in the form and substance set forth in Schedule M; and

(e)First Xinghan Zhilian Payment. Xinghan Zhilian shall have completed the First Xinghan Zhilian Payment pursuant to Section 2.03 of this Agreement.

Section 3.02Conditions to the Investors’ Payment or Closing Obligations

1. The obligation of Xinghan Zhilian to pay the first installment of the transfer consideration shall be subject to the satisfaction or written waiver by Xinghan Zhilian, on or prior to the time of the First Xinghan Zhilian Payment, of each of the following conditions:

(a)Covenants and Agreements. All covenants and agreements required to be performed by the Seller on or prior to the First Xinghan Zhilian Payment under the applicable Transaction Documents shall have been duly performed; and

(b)Transaction Documents. Each Party hereto (other than Xinghan Zhilian) shall have duly executed and delivered this Agreement to Xinghan Zhilian.

2. The obligation of Xinghan Zhilian to pay the second installment of the transfer consideration shall be subject to the satisfaction or written waiver by Xinghan Zhilian, on or prior to the Xinghan Zhilian Closing (other than Sections 3.02(e) and 3.02(l)); and the obligation of Kingsoft Cloud to pay the transfer consideration shall be subject to the satisfaction or written waiver by Kingsoft Cloud, on or prior to the Closing of the Transaction, of each of the following conditions:

(a)Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in the applicable Transaction Documents shall be true, accurate and complete in all respects, and not misleading, as of the date of execution of such Transaction Documents and as of the Closing Date of the Transaction (except for those representations and warranties that expressly relate to a specified date, which shall be true, accurate and complete as of such specified date), and all covenants and agreements required to be performed by the Seller under the applicable Transaction Documents on or prior to the Closing Date of the Transaction shall have been duly performed; (ii) The representations and warranties of the Management Shareholders (other than Xinghan Zhilian) and the Group Companies contained in the applicable Transaction Documents shall be true, accurate and complete in all respects, and not misleading, as of the date of execution of such Transaction Documents and as of the Closing Date of the Transaction (except for those representations and warranties that expressly relate to a specified date, which shall be true, accurate and complete as of such specified date), and all covenants and agreements required to be performed by the Management Shareholders (other than Xinghan Zhilian) and the Group Companies under the applicable Transaction Documents on or prior to the Closing Date of the Transaction shall have been duly performed;

(b)Transaction Documents. Each Party to the Transaction Documents (other than the relevant Investor) shall have duly executed and delivered to such Investor each Transaction Document to which it is a party;

(c)No Governmental Order. No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order that would render illegal, or restrain or prohibit, the transactions contemplated under the Transaction Documents;

(d)No Proceedings or Litigation. There shall be no pending or threatened claim against any Group Company, any Management Shareholder (other than Xinghan Zhilian), any existing shareholder, or the Principal Business that seeks to restrain the transactions contemplated under the Transaction Documents, materially alter the terms thereof, or, in the reasonable and good faith judgment of such Investor, could reasonably be expected to render completion of such transactions impracticable, illegal, inadvisable, or to result in a Material Adverse Effect on any Group Company, any Management Shareholder (other than Xinghan Zhilian), or the Principal Business;

(e)Due Diligence. With respect to Kingsoft Cloud only, Kingsoft Cloud shall have completed business, financial, legal and tax due diligence investigations with respect to the Principal Business and the Group Companies, and shall be reasonably satisfied with the results thereof (for the avoidance of doubt, Kingsoft Cloud’s execution of this Agreement shall be deemed confirmation that Kingsoft Cloud is reasonably satisfied with the results of such due diligence);

(f)Approvals and Consents of the Parties other than the Investors. Each Party hereto (other than the Investors) shall have obtained all governmental, stock exchange, approval and filing requirements, and all relevant third-party consents necessary for the consummation of the transactions contemplated under the Transaction Documents (including waivers by the existing shareholders of their preemptive rights or other similar preferential rights (if any) with respect to the equity transfers), and such consents and approvals shall not materially alter the commercial terms of the Transaction Documents and shall remain in full force and effect as of the Closing of the Transaction;

(g)Approvals and Consents of the Investors. Such Investor shall have completed the relevant stock exchange disclosure (if applicable), and shall have obtained all governmental approvals and filings and all relevant third-party consents necessary for the consummation of the transactions contemplated under the Transaction Documents, and such consents and approvals shall not materially alter the commercial terms of the Transaction Documents and shall remain in full force and effect as of the Closing of the Transaction;

(h)No Material Adverse Effect. No event shall have occurred that has had, individually or in the aggregate, a Material Adverse Effect on any Group Company or any Management Shareholder (other than Xinghan Zhilian), and no event shall reasonably be expected to occur that could, individually or in the aggregate, result in a Material Adverse Effect;

(i)Approval of the Transaction. The relevant parties shall have obtained the following approvals set forth in items (w) through (x):

(w)

the shareholders’ meeting and the board of directors (or executive director) of each Group Company shall have adopted resolutions approving the execution and performance of the Transaction Documents in connection with the Transaction; and

(x)

the board of directors of the Seller and the board of directors and audit committee of Xunlei Limited shall have adopted resolutions approving the execution and performance of the Transaction Documents by the Seller in connection with the Transaction;

(j)Board of Directors. The shareholders’ meeting and the executive director of the Company shall have adopted resolutions approving the formation of the board of directors in accordance with Section 7.1.1 of the Shareholders’ Agreement;

(k)Closing Certificate. Such Investor shall have received closing certificates issued by the Seller, the Group Companies and the Management Shareholders, respectively, in the form set forth in Schedule E, certifying that all matters set forth in this Section 3.02 applicable to such Investor (other than Sections 3.02(e) and 3.02(g)) have been satisfied;

(l)With respect to Kingsoft Cloud only, the Xinghan Zhilian Equity Transfer Transaction shall have been completed on the same date as the proposed closing date of the Kingsoft Cloud Equity Transfer Transaction;

(m)The Key Employees and the relevant Group Companies shall have entered into employment agreements, confidentiality agreements, non-compete agreements and intellectual property ownership agreements in the form and substance set forth in Schedule M, and the employment agreements shall provide for a term of no less than three (3) years; and

(n)Xunlei Limited (Nasdaq: XNET) shall have fulfilled the applicable disclosure requirements of the U.S. Securities and Exchange Commission with respect to the Transaction (including submission of the applicable reports and/or forms required for disclosure of the Transaction to the U.S. Securities and Exchange Commission), and shall have simultaneously published the relevant disclosure on its official website under the “Investor Relations” section.

Section 3.03Closing of the Transaction

Subject to the terms and conditions of this Agreement, the Xinghan Zhilian Closing and the Kingsoft Cloud Closing shall take place no later than ten (10) Business Days after all conditions precedent to the obligations of the Parties set forth in Sections 3.01 and 3.02 (other than those conditions which by their terms are to be satisfied on the Closing Date, which shall be satisfied on the Closing Date) have been satisfied or waived in accordance with this Agreement, and the Investors have received the payment notice (for the avoidance of doubt, the Seller shall issue separate payment notices to Xinghan Zhilian for the first installment and the second installment of the transfer consideration payable by Xinghan Zhilian), or at such other time or on such other date as mutually agreed in writing by the Investors, the Company and the Seller (date of the Xinghan Zhilian Closing and the date of the Kingsoft Cloud Closing, collectively, “Closing Date”). The Closing may be effected by remote exchange of electronic documents or signature pages, or by such other method as mutually agreed in writing by the Investors, the Company and the Seller (for the avoidance of doubt, provided that all applicable conditions precedent to Closing for an Investor have been satisfied or waived, the completion of the Xinghan Zhilian Closing shall occur prior to the completion of the Kingsoft Cloud Closing).

Section 3.04Deliverables by the Seller upon Completion of the First Xinghan Zhilian Payment and Deliverables by the Company and the Seller at the Closing

Upon completion of the First Xinghan Zhilian Payment and within one (1) Business Day after receipt of such payment, the Seller shall issue to Xinghan Zhilian a receipt confirming that the Seller has received the first installment of the transfer consideration.

At the Closing, the Company and the Seller shall deliver the following documents to each Investor:

(a)A copy of the register of shareholders affixed with the Company chop (such copy affixed with the Company chop shall be dispatched to the correspondence address provided by such Investor within three (3) Business Days after the Closing Date), in the form set forth in Schedule G;

(b)A copy of the capital contribution certificate affixed with the Company chop and signed by the legal representative of the Company (original capital contribution certificate shall be dispatched to the correspondence address provided by such Investor within three (3) Business Days after the Closing Date), in the form set forth in Schedule H; and

(c)Within one (1) Business Day after receipt of the applicable transfer consideration paid by an Investor, the Seller shall issue to such Investor a receipt confirming that the Seller has received the transfer consideration paid by such Investor.

Section 3.05Deliverables by the Investors at the Closing

At the Closing, each Investor shall:

(a)pay the applicable transfer consideration and deliver to the Seller a copy of the bank payment confirmation evidencing such payment; and

(b)deliver to the Seller and the Company the Transaction Documents duly executed by such Investor.

Section 4   Representations and Warranties of the Seller and the Management Shareholders

Section 4.01Representations and Warranties of the Seller

The Seller hereby makes to the Investors, as of the date of this Agreement and as of the Closing Date of the Transaction, the representations and warranties set forth in Schedule I-1 to this Agreement.

Section 4.02Representations and Warranties of the Management Shareholders (excluding Xinghan Zhilian) and Group Companies

The Management Shareholders (excluding Xinghan Zhilian) and the Group Companies hereby jointly and severally make to the Investors, as of the date of this

Agreement and as of the Closing Date of the Transaction, the representations and warranties set forth in Schedule I-2 to this Agreement.

Section 4.03Reliance on Representations and Warranties

The Seller, the Management Shareholders (excluding Xinghan Zhilian) and the Group Companies fully understand and acknowledge that the Investors have entered into the transactions contemplated under this Agreement and the other Transaction Documents in reliance upon the representations, warranties and covenants made by the Seller, the Management Shareholders (excluding Xinghan Zhilian) and the Group Companies in this Section 4, other provisions of this Agreement, and the other Transaction Documents, as applicable to each of them. Accordingly, any untrue, inaccurate or misleading representation, warranty or covenant, or any failure to duly perform any such representation, warranty or covenant, may cause substantial loss to the Investors, and the Investors shall be entitled to seek monetary or non-monetary remedies, obtain indemnification and/or terminate this Agreement or the other Transaction Documents in accordance with this Agreement, the other Transaction Documents and applicable law.

Section 5   Representations and Warranties of the Investors

Each Investor hereby severally and not jointly makes to the Seller the representations and warranties set forth in Schedule J to this Agreement.

Section 6   Covenants

Section 6.01Conduct of Business

Except as expressly provided in this Agreement, each Group Company shall, and the Management Shareholders (excluding Xinghan Zhilian) shall cause each Group Company, from the date of this Agreement until the Closing of the Transaction, to: (a) conduct its Business in the ordinary course consistent with past practice; (b) use best efforts to preserve the Business intact in all material respects; and (c) not, without the prior written consent of the Investors, agree to undertake any of the actions set forth in Section 1.16 of Schedule I-2. In addition, following the Closing Date, each Group Company shall, and the Management Shareholders shall cause each Group Company to use reasonable commercial efforts to continuously take effective measures to maintain the stability of its key suppliers and customers (including but not limited to promptly renewing procurement agreements with Alibaba Cloud or entering into new procurement agreements with Alibaba Cloud).

Section 6.02Access to Information

Each Group Company shall, and the Management Shareholders (excluding Xinghan Zhilian) shall cause each Group Company, from the date of this Agreement until the Closing of the Transaction, subject to at least five (5) Business Days’ prior written notice from Kingsoft Cloud and reasonable requirements: (a) permit Kingsoft Cloud and its representatives, during normal business hours, to have access to the offices, properties, books and records, and other documents and facilities of each Group Company; and (b)

provide Kingsoft Cloud and its representatives with financial and operational data and other information relating to each Group Company and the Business, including but not limited to monthly or other periodic key operating data of each Group Company, capitalization tables of the Group Companies, or other business information reasonably requested by Kingsoft Cloud, and any other information necessary for Kingsoft Cloud to satisfy the reporting and disclosure requirements under applicable law and listing rules of the jurisdiction where Kingsoft Cloud or its Affiliates are listed (if applicable).

Section 6.03Notice of Certain Events

Prior to the Closing of the Transaction, the Seller, the Management Shareholders (excluding Xinghan Zhilian) and the Group Companies shall promptly notify the Investors in writing upon becoming aware of any matters set forth in Items (a) and (b) below; and the Management Shareholders (excluding Xinghan Zhilian) and the Group Companies shall promptly notify the Investors in writing upon becoming aware of any matters set forth in Item (c) below: (a) any event, circumstance or fact that would reasonably be expected to result in a breach of any representation, warranty or covenant made by such Party under the applicable Transaction Documents, or that would cause any representation or warranty under the Transaction Documents to be untrue or inaccurate in any respect; (b) any fact, change, condition or circumstance of which such Party becomes aware that has caused or would reasonably be expected to cause any of the conditions set forth in Section 3 of this Agreement to become incapable of being satisfied; and (c) any other material development that has had, or would reasonably be expected to have, a Material Adverse Effect on the assets, liabilities, business, financial condition, operations, operating results, customer or supplier relationships, employee relations, projections or prospects of the Group Companies taken as a whole.

Section 6.04Use of Name

Without the prior written consent of Kingsoft Cloud or its Affiliates, regardless of whether Kingsoft Cloud directly or indirectly holds any equity interests in the Company at the relevant time, none of the Parties to this Agreement (other than Kingsoft Cloud) shall, nor shall they cause their respective Affiliates to, use, publish or reproduce, for any marketing, advertising, promotional or other purposes, the name of Kingsoft Cloud or any of its Affiliates, including but not limited to the use of the name “Kingsoft Cloud,” whether alone or in combination with any other words, or any similar company name, trade name, trademark, product or service name, domain name, graphic symbol, logo, mark, identifier or description that would enable a third party to identify Kingsoft Cloud or any of its Affiliates.

Section 6.05 Tax Cooperation and Information Exchange

To the extent that the Investors, Xunlei or their respective Affiliates are required to make tax filings in accordance with applicable tax laws, or participate in or conduct any audit or other tax-related procedures, the Group Companies and the

Management Shareholders shall cooperate with the Investors and Xunlei and provide such information as reasonably requested by the Investors or Xunlei, including copies of relevant tax returns and tax payment certificates, relevant working papers and other tax-related materials. The Group Companies and the Management Shareholders shall, and shall cause their respective Affiliates to, submit the documents or information provided pursuant to this Section 6.05 as reasonably requested by the Investors or Xunlei. The Investors, Xunlei or their respective Affiliates shall keep confidential all information obtained pursuant to this Section 6.05, except to the extent disclosure is required in connection with submission of tax filings, tax refund applications, audits or other procedures.

Section 6.06 No Solicitation or Negotiation

The Management Shareholders (excluding Xinghan Zhilian) hereby covenant to the Investors that, without the prior written consent of the Investors, from the date of this Agreement until the earlier of (a) the Closing of the Transaction, or (b) the termination of this Agreement (whichever occurs earlier), except as otherwise provided in the Transaction Documents, the Management Shareholders (excluding Xinghan Zhilian) shall not, and shall cause the Group Companies, the existing shareholders, their respective Affiliates, and the respective Representatives of the foregoing Persons not to: (i) solicit, initiate, consider, encourage or accept any proposal or offer from any Person relating to: (1) the acquisition or purchase of all or any part of the equity interests of the Company or any Group Company, or the acquisition or purchase of the assets of the Company or any Group Company (other than inventory proposed to be sold in the ordinary course of business consistent with past practice), (2) any merger, consolidation or other business combination involving the Company or any Group Company, or (3) any capital reorganization, structural reorganization or any other business transaction that is not conducted in the ordinary course of business consistent with past practice; or (ii) participate in any discussion, conversation, negotiation or other communication regarding any of the foregoing matters, or provide any information relating to the foregoing matters to any Person, or in any other manner cooperate with, assist, participate in or encourage any effort or attempt by any Person to undertake any of the foregoing matters. The Management Shareholders (excluding Xinghan Zhilian) shall, and shall cause the Group Companies and the existing shareholders to, immediately cease and cause the termination of any discussions, conversations, negotiations or other communications relating to any of the foregoing matters that were initiated prior to the execution of this Agreement (if any). If any Person makes any proposal or offer, or initiates any inquiry or contact, relating to any of the foregoing matters, the Management Shareholders (excluding Xinghan Zhilian) shall promptly notify the Investors. For the avoidance of doubt, the transfer of equity interests in the Company by the Seller to Kingsoft Cloud and Xinghan Zhilian pursuant to this Agreement shall not constitute a breach of this Section.

The Seller hereby covenants to the Investors that, without the prior written consent of the Investors, from the date of this Agreement until the earlier of (a) the Closing of the Transaction, or (b) the termination of this Agreement (whichever occurs earlier), except as otherwise provided in the Transaction Documents, the Seller shall not, and shall cause its Affiliates and their respective Representatives not to: (i) solicit, initiate, consider, encourage or accept any proposal or offer from any Person relating to: (1) the acquisition or purchase of all or any part of the equity interests in the Company held by the Seller, or the acquisition or purchase of the assets of the Company or any Group Company (other than inventory proposed to be sold in the ordinary course of business consistent with past practice), (2) any merger, consolidation or other business combination involving the Company or any Group Company, or (3) any capital reorganization, structural reorganization or any other business transaction that is not conducted in the ordinary course of business consistent with past practice; or (ii) participate in any discussion, conversation, negotiation or other communication regarding any of the foregoing matters, or provide any information relating to the foregoing matters to any Person, or in any other manner cooperate with, assist, participate in or encourage any effort or attempt by any Person to undertake any of the foregoing matters. For the avoidance of doubt, the transfer of equity interests in the Company by the Seller to Kingsoft Cloud and Xinghan Zhilian pursuant to this Agreement shall not constitute a breach of this Section.

In addition, from the date of this Agreement until the earlier of (a) the Closing of the Transaction, or (b) the termination of this Agreement (whichever occurs earlier), the Seller hereby covenants to the Investors that it shall not directly or indirectly transfer or otherwise dispose of any of the relevant Sale Equity held by it, nor create any encumbrance over any of the relevant Sale Equity held by it.

Section 6.07 Confidentiality

Unless otherwise agreed in writing in advance by the Party providing Confidential Information, none of the other Parties shall disclose, and the Warrantors (for the avoidance of doubt, the Warrantors under this Section 6.07 shall refer to the Seller, the Group Companies and the Management Shareholders (excluding Xinghan Zhilian) as of or prior to the Closing Date, and shall refer to the Group Companies and the Management Shareholders as of and after the Closing Date) shall cause the Group Companies not to disclose, any Confidential Information in any manner. “Confidential Information” means: (a) the existence of this Agreement, the other Transaction Documents and the transactions contemplated hereunder; (b) any terms, conditions or other aspects of this Agreement and the other Transaction Documents; (c) the status of negotiations relating to the transactions contemplated under this Agreement and the other Transaction Documents; and (d) any confidential or proprietary information and other confidential matters relating to a Party’s business, financial condition, customer information or other matters that have been or may be disclosed by such Party to the other Parties pursuant to the Transaction Documents.

Notwithstanding the foregoing: (a) each Party may disclose Confidential Information:(i) solely for its own use, to its Affiliates and to the employees, officers,

directors, banks, lenders, accountants, legal counsel, tax advisors, business partners, representatives or advisors (“Representatives”) of such Party or its Affiliates who need to know such Confidential Information, provided that each such Person has been informed of the confidential nature of such Confidential Information and is subject to confidentiality obligations substantially similar to those set forth in this Section 6.07; (ii) as required by any Applicable Law; and (iii) as required by any competent governmental authority, judicial body or securities regulatory authority; and (b) each Investor may disclose Confidential Information to its existing or potential partners, investors, financing providers or transferees who need to know such Confidential Information, provided that each such Person has been informed of the confidential nature of such Confidential Information and is subject to confidentiality obligations substantially similar to those set forth in this Section 6.07.

Section 6.08 Public Announcements

Without the prior written consent of the Seller and the Investors, none of the other Parties shall, and shall cause the relevant Persons not to, issue any press release or make any public announcement relating to the Transaction Documents or the transactions contemplated thereunder, nor communicate with any media in any manner regarding the foregoing. Where a Group Company is required to make any announcement or disclosure pursuant to Applicable Law or the requirements of any competent governmental authority, the Group Company shall, to the extent permitted by law, provide a draft of such announcement to the Seller and the Investors in advance and consult with the Seller and the Investors regarding the content of such announcement.

Section 6.09 Registration or Filing with the Market Regulation Authority; Personnel Changes

The Company shall, and the Seller and the Investors shall cooperate with the Company, to complete, as soon as practicable after the Closing Date and in any event no later than twenty (20) Business Days after the Closing Date (or such other time as may be otherwise agreed in writing by all Investors), the registration of the changes contemplated under the Transaction Documents (including changes in shareholders of the Company and members of the board of directors), the replacement of those directors, supervisors, senior officers and other personnel of the Group Companies who, as of the date of this Agreement, are employees of Xunlei or its Affiliates with personnel designated by Xinghan Zhilian as deemed necessary by Xinghan Zhilian, and the registration and/or filing procedures relating to the new Articles of Association of the Company, with the competent registration authority of the Company, and obtain a new business license issued by the competent registration authority.

Section 6.10 Employee Equity Incentive Plan

The Company shall, and the Seller and the Investors shall cooperate with the Company, to complete, as soon as practicable after the Closing Date and in any event no later than twenty (20) Business Days after the Closing Date or five (5) Business Days after completion of the registration or filing with the market regulation authority (whichever is later), the change of the administrator of the employee equity incentive plan in a manner compliant with the currently effective employee equity incentive plan of the Company (including, without limitation, obtaining approval of such change of administrator at the level of the shareholders’ meeting of the Company), such that the board of directors of the Company becomes the new administrator under such employee equity incentive plan.

Section 6.11 Handover

The Company and the Seller shall complete, within fifteen (15) Business Days after the Closing Date, the handover to the personnel designated by Xinghan Zhilian of the materials and matters set forth in Schedule L to this Agreement.

Section 6.12 Further Actions

Each Party shall use all reasonable efforts to take, or cause the other Parties to take, all necessary actions, and to do, or cause the other Parties to do, all things necessary, proper or advisable under Applicable Law, and to execute and deliver all necessary documents and other instruments, in order to satisfy all conditions set forth in Section 3 of this Agreement, perform the provisions of this Agreement and the other Transaction Documents, and consummate the transactions contemplated under this Agreement and the other Transaction Documents.

Section 6.13 Post-Closing Covenants

(a)

Following the Closing of the Transaction, the Group Companies and the Management Shareholders hereby covenant and undertake to the Investors and Xunlei that the Group Companies and the Management Shareholders shall, and shall cause each Group Company to:

(i)Fully comply with and progressively improve corporate governance standards of each Group Company in all respects, and effectively implement and comprehensively enforce such corporate governance standards, including but not limited to compliance with applicable laws relating to company registration administration, value-added telecommunications, content delivery, artificial intelligence, data security and information protection, cybersecurity, internet information services, export control, taxation, labor and anti-corruption. The Group Companies shall progressively establish and improve internal corporate policies (including but not limited to internal control management policies), and shall fully implement and strictly enforce such policies;

(ii)Conduct business operations at all times in accordance with

Applicable Law and good business practices, including but not limited to laws relating to company registration administration, value-added telecommunications, content delivery, artificial intelligence, data security and information protection, cybersecurity, internet information services, export control, taxation, labor and anti-corruption. With respect to lawful and compliant operations, the Group Companies and the Management Shareholders hereby specifically undertake the following:

(aa)Following the Closing of the Transaction, Shanghai Onething Technology Co., Ltd. (“Shanghai Onething”) shall, and the Management Shareholders shall cause Shanghai Onething to, complete deregistration in accordance with Applicable Law within no later than nine (9) months from the Closing Date, and during such period transfer all intellectual property owned by Shanghai Onething (for the avoidance of doubt, the intellectual property owned by Shanghai Onething includes only trademarks) to the Company;

(bb)Within three (3) months from the Closing Date, the Company shall migrate the Onething Cloud APP from the Apple Store developer account of HK Onething Limited to the Apple Store developer account of an existing Group Company or a newly established company, and shall complete the handover of the Apple Store developer account of HK Onething Limited and the related account documentation and information for maintenance and administration of such account to the personnel designated by the Seller;

(cc)Following the Closing Date, with respect to the historical waiver of receivables and payables between the Group Companies and Xunlei Network Technologies Co., Ltd., Reddot Tech Limited, Xunlei Limited, and Xunlei Computer (Shenzhen) Co., Ltd., the Group Companies shall complete the required tax filing procedures in accordance with applicable regulations (for the avoidance of doubt, Xunlei shall provide necessary cooperation with respect to such actions of the Group Companies);

(dd)Following the Closing Date, the Group Companies shall complete the filing procedures for large language models with the competent authorities as soon as practicable as required, and shall progressively cease providing access services to large language models that are unable to complete filing within the PRC (including but not limited to ChatGPT and Gemini);

(ee)Within six (6) months after the Closing Date, engage a

qualified information system security level evaluation institution in accordance with Applicable Law and requirements of competent authorities to assess the information systems of the Group Companies, conduct the information system security level evaluation, and complete filing of the information system security level;

(iii)Take all necessary measures to protect their respective intellectual property rights and use intellectual property in a lawful manner, and improve the intellectual property protection framework of the Company, use best efforts to safeguard the interests of the Group Companies relating to intellectual property, and use reasonable best commercial efforts to avoid infringement of intellectual property rights and other lawful rights and interests of any third party (including but not limited to establishing and improving intellectual property management and protection policies suitable for the business of the Group Companies as soon as practicable following the Closing);

(iv)Engage employees with professional knowledge, management capability and working experience in accordance with business development needs, and execute employment contracts as well as confidentiality, non-compete and intellectual property protection agreements with all employees in accordance with the PRC laws;

(v)In accordance with the PRC laws, promptly and fully declare and pay all applicable social insurance contributions for all employees, withhold and pay on behalf of employees the portion of social insurance contributions payable by employees, and make supplemental payments or appropriate accounting provisions with respect to any underpaid or unpaid social insurance contributions as of the Closing Date;

(vi)In accordance with the PRC laws or applicable local tax regulations, promptly and fully declare individual income tax applicable to all employees and duly perform withholding obligations, and make appropriate accounting provisions with respect to taxes required to be withheld as of the Closing Date; in addition to the foregoing, timely perform tax payment obligations and file other tax returns or perform withholding obligations in accordance with the PRC laws or applicable local tax regulations;

(vii)Ensure that transactions with Affiliates comply with the arm’s length principle;

(viii)Ensure that there are no off-book sales revenues, off-book liabilities, off-book receivables, or occupation of funds of the Group Companies by the Management Shareholders, employees of the Group

Companies or their respective Affiliates; in particular, following the Closing Date, the Management Shareholders hereby undertake that, without the prior written consent of the Investors, neither they nor their respective Affiliates shall use any funds or payments of the Group Companies to repay their personal debts, or otherwise create any loan or other indebtedness relationship with any third party that would result in a Material Adverse Effect on the operations of the Group Companies as a whole;

(ix)Prepare financial statements in the ordinary course of business following the Closing Date in accordance with all applicable laws and PRC GAAP on a consistent basis, and ensure that such financial statements are complete and accurate in all respects and fairly present the events, assets and liabilities, financial condition and results of operations of the Group Companies as of the relevant dates and for the relevant periods covered by such financial statements, and are not affected by any abnormal or non-recurring items not reflected therein. The accounting basis and standards adopted by the Group Companies in preparing financial statements shall be consistent with those adopted during the previous two fiscal years, unless new accounting standards are required to be adopted in accordance with aplicable law;

(x)Comply with all applicable anti-corruption laws, anti-corruption and anti-commercial bribery policies, and all applicable anti-money laundering and counter-terrorism financing laws and regulations, and duly perform anti-money laundering obligations; and

(xi)Progressively improve and comply with cybersecurity and data protection related laws in all aspects of existing and future businesses and operations of the Group Companies.

(b)If any condition precedent set forth in Section 3.02 of this Agreement has been waived by the Investors based on any undertaking of the Seller, the Seller shall comply with such undertaking and complete the relevant matters within the timeframe agreed by the Investors.

Section 7   Tax Matters

Section 7.01 Tax Indemnity

Notwithstanding any other provision of this Agreement that may conflict with this Section 7.01, the Group Companies hereby jointly and severally undertake to indemnify the Investors, their Affiliates, their respective Representatives, and the successors and assigns of the foregoing (collectively, “Investor Indemnified Parties”) in full for any and all Losses (as defined in Section 8.02(a) of this Agreement), if any, incurred by any Investor Indemnified Party arising from or in connection with any Tax liabilities of the Company or any other Group Company (including any breach of the representations and warranties set forth in Section 1.13 of Schedule I-2 hereto), including any Losses incurred by any Investor Indemnified Party in connection with any dispute or other proceedings relating to such taxes. The indemnification under this Section shall also be subject to the deductible threshold, aggregation of Losses and overall cap applicable to all Losses that the Investors are entitled to claim, as provided in Section 8.02(b) of this Agreement.

Section 7.02 Transaction Taxes

With respect to any taxes imposed on the respective Parties to the Transaction arising from or in connection with the transactions contemplated under the Transaction Documents under Applicable Law, each Party shall be responsible for filing and paying the taxes that it is required to bear in accordance with Applicable Law.

Section 8   Indemnification

Section 8.01 Survival of Representations and Warranties

The representations and warranties made by the Seller, the Group Companies and/or the Management Shareholders (excluding Xinghan Zhilian) contained in the Transaction Documents and the Closing Deliverables shall survive for a period of twelve (12) months from the Closing Date of the Transaction (“Survival Period”). During the Survival Period, the Investors shall be entitled to make claims in accordance with this Section 8 with respect to any untrue, inaccurate or breached representation or warranty made by the Seller, the Group Companies and/or the Management Shareholders (excluding Xinghan Zhilian) (each, a “Breach”), and the indemnification liability of the Seller, the Group Companies and/or the Management Shareholders (excluding Xinghan Zhilian) for breach of the foregoing representations and warranties shall not be reduced or waived by virtue of any actual knowledge of any Breach by the Investors or their Representatives prior to the Closing of the Transaction. Upon expiration of the Survival Period, the Investors shall no longer be entitled to make any claim with respect to any breach of the foregoing representations and warranties, except in cases where such breach arises from fraud or intentional concealment by the Seller, the Group Companies and/or the Management Shareholders (excluding Xinghan Zhilian).

Section 8.02 Indemnification

(a)With respect to all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal fees and expenses of attorneys and advisors, and any Losses incurred by the Investors as a result of any claims brought by any Person or otherwise) (collectively, “Losses”), whether incurred prior to or after the Closing of the Transaction (and with respect to item (iii) below, regardless of whether such matters have been disclosed in the Disclosure Schedules or otherwise), directly suffered or incurred by the Investor Indemnified Parties or the Seller (for the avoidance of doubt, the Seller shall only be entitled to bring claims for Losses arising under Section 8.02(a)(ii)), the Investor Indemnified Parties or the Seller (as

applicable) shall be entitled to indemnification from the Group Companies and/or the Management Shareholders (whether Xinghan Zhilian is included, and whether the relevant matter involves indemnification obligations of the Management Shareholders, shall be determined in accordance with the provisions below), such that the Investor Indemnified Parties or the Seller (as applicable) shall be placed in the same economic and commercial position as if the following matters had not occurred:

(i)any breach by the Group Companies and/or the Management Shareholders (excluding Xinghan Zhilian) of any representation, statement or warranty made by them under the Transaction Documents or the Closing Deliverables;

(ii)any breach by the Group Companies and/or the Management Shareholders of any covenant, undertaking or agreement made by them under this Agreement; and

(iii)any dispute arising from unpaid employee social insurance contributions and housing provident fund contributions owed by the Group Companies prior to the Closing (including any penalties, late fees, settlement amounts and other similar fees and expenses arising therefrom).

For the avoidance of doubt, with respect to the matters set forth in Section 8.02(a) above, the Management Shareholders shall be jointly and severally liable together with the Group Companies for indemnification only if such matters independently arise after April 15, 2022 (“Management Takeover Date”) (i.e., such matters arise entirely and directly from new events, actions or circumstances occurring after the Management Takeover Date and have no direct or indirect causal relationship with any matters existing prior to the Management Takeover Date, including but not limited to any actions, events, circumstances, agreements or omissions). Otherwise, such matters shall be indemnified solely by the Group Companies.

(b)Notwithstanding the foregoing provisions of Section 8.02(a): (i) with respect to each Investor’s Investor Indemnified Parties or the Seller (as applicable), the Group Companies and/or the Management Shareholders shall not be liable for any Losses incurred by such Investor’s Investor Indemnified Parties or the Seller (as applicable) arising from the matters set forth in Section 8.02(a) unless the aggregate amount of such Losses exceeds RMB 500,000 (“Deductible”). For the avoidance of doubt, once the Deductible is reached, the Group Companies and/or the Management Shareholders (whether Xinghan Zhilian is included depends on which matter set forth in Section 8.02(a) is breached and whether such matter involves indemnification obligations of the Management Shareholders) shall jointly and severally indemnify such Investor’s Investor Indemnified Parties or the Seller (as applicable) for Losses within and exceeding the Deductible; provided that the aggregate and maximum amount of all Losses that all Investor Indemnified Parties of such Investor are entitled to claim shall be limited to: (x) the total amount of the applicable Transfer Consideration paid by such Investor; plus (y) the total amount of interest calculated on such Transfer Consideration at a simple interest rate of six percent (6%) per annum from the Closing Date of the Transaction (for the avoidance of doubt, the formula for calculating such interest is: total interest = Transfer Consideration × (number of calendar days from the Closing Date of the Transaction to the date of full payment of the Loss ÷ 365) × 6%; for the avoidance of doubt, with respect to the first installment of the Transfer Consideration paid by Xinghan Zhilian, such interest shall be calculated from the date of the First Xinghan Zhilian Payment; with respect to the second installment of the Transfer Consideration paid by Xinghan Zhilian and the Transfer Consideration paid by Kingsoft Cloud, such interest shall be calculated from the Closing Date of the Transaction). With respect to the Seller, the aggregate and maximum amount of all Losses that the Seller is entitled to claim shall be limited to: (x) the value corresponding to all equity interests in the Company held by the Seller immediately following the Closing of the Transaction calculated based on the valuation in this Transaction (i.e., RMB 50 million); plus (y) the total amount of interest calculated on such value amount at a simple interest rate of six percent (6%) per annum from the Closing Date of the Transaction; (ii) subject to the provisions of Item (i) above, with respect to the Management Shareholders, unless the matters set forth in Section 8.02(a) arise from fraud or intentional misconduct of the Management Shareholders, the aggregate and maximum indemnification liability of each Management Shareholder shall be limited to the actual amount of proceeds in good faith realized from the direct and indirect disposal of the equity interests in the Company held by such Management Shareholder at such time, and the personal assets and family assets of each Management Shareholder other than such equity interests in the Company shall not be involved in the indemnification payable to such Investor’s Investor Indemnified Parties or the Seller (as applicable); (iii) subject to the provisions of items (i) and (ii) above, when an Investor’s Investor Indemnified Parties or the Seller (as applicable) makes an indemnification claim against the Group Companies and the Management Shareholders (whether Xinghan Zhilian is included depends on which matter set forth in Section 8.02(a) is breached and whether such matter involves indemnification obligations of the Management Shareholders), such Investor’s Investor Indemnified Parties or the Seller (as applicable) shall first seek indemnification from the Group Companies, and where the Group Companies are unable to fully perform such indemnification obligations, the Management Shareholders (whether Xinghan Zhilian is included depends on which matter set forth in Section 8.02(a) is breached and whether such matter involves indemnification obligations of the Management Shareholders) shall jointly and severally bear supplemental indemnification liability for the portion that the Group Companies are unable to perform.

(c)With respect to all Losses directly suffered or incurred by the Investor Indemnified Parties arising from the following matters (whether incurred prior to or after the Closing of the Transaction), the Seller shall indemnify the Investor Indemnified Parties and hold them harmless, such that the Investor Indemnified Parties shall be placed in the same economic and commercial position as if the following matters had not occurred:

(i)any breach by the Seller of any representation, statement or warranty made by the Seller under the Transaction Documents or the Closing Deliverables;

(ii)any breach by the Seller of any covenant, undertaking or agreement made by the Seller under the Transaction Documents; and

(iii)any potential defect in title to, or claim relating to, the Sale Equity.

For the avoidance of doubt, with respect to the matters set forth in Section 8.02(c) above, the Seller shall only be liable for indemnification if such matters independently arise during the period from April 02, 2020 to the Management Takeover Date (“Seller Management Period”) (i.e., such matters arise entirely and directly from new events, actions or circumstances occurring during the Seller Management Period and have no direct or indirect causal relationship with any matters existing prior to the Seller Management Period, including but not limited to any actions, events, circumstances, agreements or omissions). Otherwise, such matters shall be indemnified solely by the Group Companies. Notwithstanding the foregoing provisions of Section 8.02(c), with respect to all Investor Indemnified Parties of each Investor, the Seller shall not be liable for any Losses arising from the matters set forth in Section 8.02(c) unless the aggregate amount of such Losses exceeds RMB 500,000 (“Seller Deductible”). For the avoidance of doubt, once the Seller Deductible is reached, the Seller shall indemnify such Investor Indemnified Parties for Losses within and exceeding the Seller Deductible; provided that the aggregate maximum amount of indemnification payable by the Seller to all Investor Indemnified Parties of each Investor shall be limited to RMB 10 million.

Section 8.03Breach in Payment of Transfer Consideration

If, not due to any reason attributable to the Seller, the Group Companies or the Management Shareholders (excluding Xinghan Zhilian), and unless otherwise agreed by the Seller, Kingsoft Cloud fails to pay in full the applicable Transfer Consideration to the Seller in accordance with Section 3.03 of this Agreement, Kingsoft Cloud shall pay to the Seller liquidated damages at a rate of 0.01% per day of the overdue and unpaid portion of the Transfer Consideration payable by Kingsoft Cloud. If Xinghan Zhilian fails to pay in full the first installment of the Transfer Consideration payable by Xinghan Zhilian within ten (10) Business Days after the date of execution of this Agreement, or fails to pay in full the second installment of the Transfer Consideration payable by Xinghan Zhilian in accordance with Section 3.03 of this Agreement, Xinghan Zhilian shall pay to the Seller liquidated damages at a rate of 0.01% per day of the overdue and unpaid portion of the applicable Transfer Consideration payable by Xinghan Zhilian (including the first installment of the Transfer Consideration and the second installment of the Transfer Consideration, as applicable). If any Investor fails to pay any applicable Transfer

Consideration (for Xinghan Zhilian, including the first installment of the Transfer Consideration and the second installment of the Transfer Consideration) for more than twenty-five (25) days (“Overdue Payment Period”), unless the Seller and such Investor otherwise agree to continue the performance of this Agreement (and determine, based on mutual agreement, whether the aforesaid liquidated damages shall be payable), the Seller shall have the right to terminate the rights and obligations between the Seller and such Investor under this Agreement, as well as the equity transfer transaction contemplated under this Agreement between such Investor and the Seller, and the Seller shall refund to such Investor the Transfer Consideration already paid by such Investor after deducting any unpaid liquidated damages (if any) in accordance with Section 9.01 of this Agreement.

Where all conditions precedent to Closing set forth in Section 3.02(2) of this Agreement (other than Sections 3.02(e) and 3.02(g)) have been satisfied, but such Investor refuses or waives the Closing without justified reason, in addition to the Seller’s right to claim the overdue liquidated damages and exercise the termination right as set forth above, the Seller shall also be entitled to claim compensation from such Investor for intermediary fees incurred by the Seller (including but not limited to legal and financial advisory fees and expenses) and other direct losses incurred thereby. Unless the Seller and such Investor otherwise agree to continue performance of this Agreement, the Seller shall exercise such termination right within fifteen (15) Business Days after the expiration of the Overdue Payment Period.

Where all conditions precedent to Closing set forth in Section 3.02(2) of this Agreement (other than Sections 3.02(e) and 3.02(g)) have been satisfied, but the Seller refuses or waives the Closing without justified reason, any Investor shall have the right, in addition to terminating this Agreement pursuant to Section 9.01 (solely as between such Investor and the Seller), to claim compensation from the Seller for intermediary fees incurred by such Investor Indemnified Parties (including but not limited to legal and financial advisory fees and expenses) and other direct losses incurred thereby.

Section 9   Termination

Section 9.01Termination

This Agreement may be terminated at any time prior to the Closing Date of the Transaction upon written notice delivered to the Parties in any of the following circumstances:

(a)the Investors shall have the right to terminate this Agreement upon the occurrence of any of the following events: (i) any event or circumstance has occurred that has caused or would reasonably be expected to cause a Material Adverse Effect, or any of the conditions precedent to Closing set forth in Section 3.02 has become incapable of being satisfied and has not been waived by such Investor; (ii) any representation or warranty of the Seller set forth in this Agreement is untrue or inaccurate; (iii) any material breach by the Group Companies, the Management Shareholders (excluding Xinghan Zhilian) and/or the Seller of any covenant or agreement set forth in this Agreement which is incapable of being cured; (iv) the Company makes a general assignment of assets for the benefit of creditors, or any legal proceeding is instituted by or against the Company seeking to commence criminal proceedings, bankruptcy or insolvency proceedings against the Company, or the Company becomes bankrupt, insolvent, subject to liquidation, deregistration, bankruptcy reorganization (including debt restructuring), or similar proceedings; or (v) any circumstance has occurred under which the Investors are entitled to terminate this Agreement pursuant to Section 8.03;

(b)the Seller shall have the right to terminate this Agreement in accordance with Section 8.03;

(c)if the Closing of the Transaction has not occurred within ninety (90) days after the date of execution of this Agreement (“Long Stop Date”), either the Seller or the Investors may terminate this Agreement; provided, however, that if the failure of the Closing of the Transaction to occur on or prior to the Long Stop Date is caused by or results from any Party’s failure to perform any of its obligations under this Agreement and such failure has not been waived by the other Party, such Party shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c) (for the avoidance of doubt, if the failure of the Closing of the Transaction to occur on or prior to the Long Stop Date is caused by or results from any failure by the Group Companies and/or the Management Shareholders (excluding Xinghan Zhilian) to perform any of their obligations under this Agreement, the Seller shall also not be entitled to terminate this Agreement pursuant to this Section 9.01(c));

(d)any governmental authority issues any order, decree or ruling, or takes any other action, that restrains, prohibits or otherwise prevents the transactions contemplated under this Agreement, and such order, decree, ruling or other action has become final and non-appealable; or

(e)this Agreement is terminated by written agreement of all Parties.

For the avoidance of doubt, where any Investor or the Seller elects to terminate this Agreement, such termination shall only terminate the rights and obligations under this Agreement among such Investor and the Seller and other relevant Parties, as well as the equity transfer transaction contemplated under this Agreement between such Investor and the Seller, and shall not affect the rights and obligations under this Agreement among any other Investor or the Seller and other relevant Parties (excluding the Party that has elected to terminate this Agreement), nor the equity transfer transaction contemplated under this Agreement between such other Investor and the Seller.

Following termination of this Agreement pursuant to this Section, unless otherwise agreed by the Parties, each Party shall use reasonable commercial efforts to restore the rights and obligations among the Parties and the status of the Company to the status prior to the execution of the Transaction Documents. In particular, where, at the time of termination of this Agreement, any Investor has been registered with the registration authority as a shareholder of the Company or any person appointed by any Investor has been registered with the registration authority as a director of the Company, each Party shall cooperate in executing the necessary documents and completing the necessary procedures to restore the shareholding structure, composition of the board of directors and filing status of the articles of association of the Company to the status prior to the execution of this Agreement. Where, at the time of termination of this Agreement, any Investor has paid all or part of the applicable Transfer Consideration to the Seller, the Seller shall, within ten (10) Business Days after termination of this Agreement and after the composition of the board of directors, supervisors and senior officers of the Company, the shareholding registration and the filing of the articles of association have been restored to the status prior to the execution of this Agreement, refund to such Investor all amounts already paid by such Investor after deducting any unpaid liquidated damages (if any). For each day of delay, the Seller shall pay liquidated damages at a rate of 0.01% per day of the portion of the Transfer Consideration not refunded.

Where the Seller exercises its termination right under this Section 9.01, such termination decision made by the Seller shall be binding upon the Company, the Management Shareholders (excluding Xinghan Zhilian) and the Group Companies.

Section 9.02 Survival of Certain Provisions

If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void immediately and none of the Parties shall have any further liability hereunder, except that: (a) Section 1 (Definitions), Section 6.04 (Use of Name), Section 6.07 (Confidentiality), Section 6.08 (Public Announcements), Section 7 (Tax Matters), Section 8 (Indemnification), this Section 9.02 (Survival of Certain Provisions), and Section 10 (Miscellaneous) shall survive such termination; and (b) no provision of this Agreement shall relieve any Party from liability arising from any breach of this Agreement occurring prior to such termination.

Section 10   Miscellaneous

Section 10.01Expenses

Each Party agrees that it shall bear its own costs and expenses incurred in connection with the Transaction Documents and the transactions contemplated thereunder (including, without limitation, legal counsel fees).

Section 10.02Assignment

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties. Without the prior written consent of the other Parties, no Party may assign its rights or obligations under this Agreement, except that any Investor may assign its rights and obligations to its Affiliates upon prior written notice to the Company.

Section 10.03Entire Agreement

The Transaction Documents and all other documents delivered pursuant thereto (including any related annexes, appendices and schedules) constitute the entire agreement and understanding among the Parties with respect to the subject matter thereof and supersede all prior written and oral agreements and undertakings among the Parties with respect to such subject matter.

Where required for the purpose of completing registration procedures with relevant governmental authorities in connection with the Transaction, the Parties shall execute a simplified equity transfer agreement or other documents relating to the Transaction in the form required by such governmental authorities (“Short-form Agreement”). Such Short-form Agreement shall be used solely for submission to governmental authorities for the purpose of completing relevant registration and transaction procedures, and the agreements and allocation of rights and obligations among the Parties with respect to the Transaction shall be governed by this Agreement.

Section 10.04Severability

If any provision or other stipulation of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or public policy, all other provisions and stipulations of this Agreement shall remain in full force and effect, provided that the economic or legal substance of the transactions contemplated under this Agreement is not affected in any manner materially adverse to any Party. Upon any provision or stipulation being held invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend this Agreement in a manner that, to the extent acceptable to the Parties, best reflects the original intent of the Parties so as to consummate the transactions originally contemplated under this Agreement to the greatest extent possible.

Section 10.05Waiver

Any Party may: (a) extend the time for performance of any obligations or other acts of any other Party; (b) waive any inaccuracies in the representations and warranties made by any other Party contained in this Agreement or in any document delivered pursuant hereto; or (c) waive compliance by any other Party with any covenant contained in this Agreement or waive satisfaction of any condition to such Party’s obligations under this Agreement. Any such extension or waiver shall be effective only if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any provision or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same provision or condition, or as a waiver of the same provision or condition in the future, or as a waiver of any other provision or condition of this Agreement. The failure of any Party to exercise any right under this Agreement shall not constitute a waiver of such right. All rights and remedies provided under this Agreement are cumulative and not exclusive of any other rights or remedies available.

Section 10.06Effectiveness and Amendment

This Agreement shall become effective upon execution or affixation of seals by the Parties. Any amendment to this Agreement shall be made in writing and shall become effective upon execution or affixation of seals by the Parties.

Section 10.07Notices

(a)All notices, requests or other communications under this Agreement shall be made in writing (including by email) and shall be delivered, sent or mailed to the relevant Party at the address set forth in Schedule K to this Agreement (or such other address as notified in writing by the recipient to the other Parties at least ten (10) days in advance).

(b)Any notice, request or other communication delivered pursuant to this Section 10.07 shall be deemed duly given or delivered: (i) if delivered by hand, upon delivery to the address of the recipient specified in this Agreement; (ii) if sent by email, when the sender’s email system indicates successful delivery to the recipient’s email address on record; or (iii) if delivered by a nationally recognized courier service, on the third (3rd) day after delivery to such courier, provided that the correct recipient address and contact details have been completed and the courier fees have been fully prepaid.

Section 10.08Counterparts

This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.09Force Majeure

(a)A Force Majeure Event means any event that is unforeseeable at the time of execution of this Agreement, the occurrence of which is unavoidable or the consequences of which are insurmountable, and which results in any Party being partially or wholly unable to perform any provision of this Agreement, including earthquakes, typhoons, floods, fires, wars, changes in laws, and any other similar events that are unforeseeable, unavoidable or insurmountable, including events generally recognized as force majeure under international commercial practice.

(b)Upon the occurrence of a Force Majeure Event, the Party whose performance is affected may suspend performance of its obligations under this Agreement during the continuance of such Force Majeure Event and shall not be deemed in breach of this Agreement; provided that such affected Party shall promptly notify the other Parties in writing as soon as practicable and shall provide, within fifteen (15) days, supporting documents evidencing the occurrence and/or continuation of such Force Majeure Event in accordance with Applicable law; otherwise, such event shall not be deemed a Force Majeure Event.

(c)Upon the occurrence of a Force Majeure Event, the Parties shall promptly consult with each other in good faith to seek a fair and reasonable solution and shall use all reasonable efforts to mitigate the adverse effects of such Force Majeure Event on the performance of this Agreement.

Section 10.10Governing Law; Dispute Resolution

(a)This Agreement shall be governed by the laws of the PRC. The formation, validity, interpretation and performance of this Agreement and the resolution of any disputes arising hereunder shall be governed by the laws of the PRC. If the laws of the PRC contain no relevant provisions, general international commercial practices shall apply.

(b)Any dispute or claim arising out of or in connection with this Agreement, including its performance, interpretation, breach, termination or validity (a “Dispute”), shall first be resolved through friendly consultation among the Parties to the Dispute. If the Dispute cannot be resolved through consultation, any Party to the Dispute may submit the Dispute to the people’s court with competent jurisdiction at the place where the Company is located.

Section 10.11Remedies for Breach

The Parties agree that where remedies for breach of obligations under this Agreement include both specific performance and monetary damages, the non-breaching Party (or the non-breaching Parties jointly, where there is more than one non-breaching Party) shall have the right to elect the form of remedy.

Section 10.12Language

This Agreement is executed in the Chinese language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Shenzhen Onething Technology Co., Ltd.
(Company Seal)

By:	/s/ Kening Wu
Name:	Kening Wu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Li Hao

By:	/s/ Li Hao

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Liu Yingqiao

By:	/s/ Liu Yingqiao

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Wu Lei

By:	/s/ Wu Lei

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Shenzhen Shuijing Interactive Technology Co., Ltd.
(Company Seal)

By:	/s/ Kening Wu
Name:	Kening Wu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Shenzhen Qianhai Onething Network Technology Co., Ltd.
(Company Seal)

By:	/s/ Yingqiao Liu
Name:	Yingqiao Liu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Beijing Onething Technology Co., Ltd.
(Company Seal)

By:	/s/ Kening Wu
Name:	Kening Wu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Jiangxi Jiedian Technology Service Co., Ltd.
(Company Seal)

By:	/s/ Yingqiao Liu
Name:	Yingqiao Liu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Xi’an Onething Network Technology Co., Ltd.
(Company Seal)

By:	/s/ Yingqiao Liu
Name:	Yingqiao Liu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Shanghai Onething Technology Co., Ltd.
(Company Seal)

By:	/s/ Yingqiao Liu
Name:	Yingqiao Liu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Shenzhen Jiuzhang Qidian Technology Co., Ltd.
(Company Seal)

By:	/s/ Yingqiao Liu
Name:	Yingqiao Liu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Shenzhen Xunlei Networking Technologies Co., Ltd.
(Company Seal)

By:	/s/ Kening Wu
Name:	Kening Wu
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Wuhan Kingsoft Cloud Information Technology Co., Ltd.
(Company Seal)

By:	/s/ Zou Tao
Name:	Zou Tao
Title:	Legal Representative

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Shenzhen Xinghan Zhilian Technology Co., Ltd.
(Company Seal)

By:	/s/ Li Hao
Name:	Li Hao
Title:	Authorized Signatory

Signature Page of Shenzhen Onething Technology Co., Ltd. Equity Transfer Agreement

Annex 1 List of Group Companies

Annex l

Schedule ABasic Information of the Company and Existing Shareholders

Schedule A

Schedule BCapitalization Table of the Company as of the Closing Date of the Transaction

Schedule B

Schedule C

Definitions

Schedule C

Schedule D

Disclosure Schedule Schedule

Schedule D

Schedule E

Closing Certificate for the Transaction

Schedule E

Schedule F

Form of Closing Payment Notice for the Transaction

Schedule F

Schedule G

Form of Register of Shareholders of Shenzhen Onething Technology Co., Ltd.

Schedule G

Schedule H

Capital Contribution Certificate of Shenzhen Onething Technology Co., Ltd.

Schedule H

Schedule I-1

Representations and Warranties of the Seller

Schedule I

Schedule I-2

Representations and Warranties of the Management Shareholders (excluding Xinghan Zhilian) and Group Companies

Schedule I

Schedule J

Representations and Warranties of the Investors

Schedule J

Schedule K

Notice Information

Schedule K

Schedule L

Handover List

Schedule L

Schedule M

(1)Employment Contract

(2)Confidentiality Agreement

(3)Non-Compete Agreement and Intellectual Property Ownership Agreement

Schedule M